Exhibit 2

ROYAL BANK OF CANADA Three World Financial Center 200 Vesey Street New York, New York 10281	CREDIT SUISSE SECURITIES (USA) LLC CREDIT SUISSE AG Eleven Madison Avenue New York, New York 10010

GUGGENHEIM CORPORATE FUNDING, LLC 330 Madison Avenue New York, New York 10017

Highly Confidential

August 29, 2014

Omnitracs, LLC

10290 Campus Point Dr.

San Diego, CA 92121-1522

Attention: Jordan Copland

Project XRAY

$110 Million Senior Secured First Lien Term Loan Facility

$40 Million Senior Secured Second Lien Term Loan Facility

Commitment Letter

Ladies and Gentlemen:

Reference is hereby made to (i) that certain First Lien Credit Agreement, dated as of November 25, 2013 (as amended, restated, supplemented and/or otherwise modified from time to time, the “First Lien Credit Agreement”), among Omnitracs Midco, LLC (“Initial Borrower”), a Delaware limited liability company and a wholly-owned direct subsidiary of Omnitracs Holdings, LLC, a Delaware limited liability company (“Holdings”), Omnitracs, LLC (“Omni” or “you” and together with Initial Borrower, the “Borrowers”), a Delaware limited liability company and a wholly-owned direct subsidiary of Midco, Holdings, the guarantors party thereto from time to time, the lenders party thereto from time to time (collectively, the “Existing First Lien Lenders”) and Royal Bank of Canada (“Royal Bank”), as issuing bank, administrative agent and collateral agent and (ii) that certain Second Lien Credit Agreement, dated as of November 25, 2013 (as amended, restated, supplemented and/or otherwise modified from time to time, the “Second Lien Credit Agreement” and, together with the First Lien Credit Agreement, the “Credit Agreements”; the credit facilities under the Credit Agreements (excluding the Second Incremental Term Facilities (as defined below)) being hereinafter referred to as the “Senior Credit Facilities”), among the Borrowers, Holdings, the guarantors party thereto from time to time, the lenders party thereto from time to time (collectively, the “Existing Second Lien Lenders” and, together with the Existing First Lien Lenders, the “Existing Lenders”) and Royal Bank, as administrative agent and collateral agent. You have advised Royal Bank, RBC Capital Markets1 (“RBCCM”), Credit Suisse AG (acting through such of its affiliates or

[1]	RBC Capital Markets is a brand name for the capital markets businesses of Royal Bank of Canada and its affiliates.

branches as it deems appropriate, “CS”), Credit Suisse Securities (USA) LLC (“CS Securities” and, together with CS, “Credit Suisse”; and together with Royal Bank and RBCCM, the “RBC/CS Commitment Parties”), Guggenheim Corporate Funding, LLC (“GCF”), Verger Capital Fund LLC (“Verger”), HCA Inc. Master Retirement Trust (“HCA”), Guggenheim Private Debt Fund Note Issuer, LLC (“GPDFNI”), NZC Guggenheim Fund LLC (“NZC”) and Western Regional Insurance Company, Inc. (“Western”; together with GCF, Verger, HCA, GPDFNI and NCZ, the “Guggenheim Commitment Parties”; and together with the RBC/CS Commitment Parties, the “Commitment Parties,” “us” or “we”) that (a) Amundsen Holdings, LLC, a Delaware limited liability company (“Parent”) and Amundsen Merger Sub Corp. (“Merger Sub”), its wholly-owned direct subsidiary, intend to enter into that certain Agreement and Plan of Merger by and among Parent, Merger Sub and Target (as defined below), the form of which was received on August 29, 2014 at 8:26 p.m., New York City time is satisfactory to the Senior Lead Arrangers (together with all exhibits and schedules thereto received on August 29, 2014 at 8:18 p.m., New York City time, the “Acquisition Agreement”), to effect an acquisition via merger (the “Acquisition”) of all of the outstanding equity interests of XRS Corporation, a Minnesota corporation (together with its subsidiaries, collectively, the “Target”); and (b) in connection with the consummation of the Acquisition (the date thereof being, the “Funding Date”), the Borrowers intend to incur (x) a first lien term loan facility in an aggregate principal amount of $110 million (or such lesser amount as the Borrower may request) under an increase of the existing tranche of first lien term loans, which increase shall constitute Incremental Term Loans (as defined in the First Lien Credit Agreement) under Section 2.20 of the First Lien Credit Agreement (the “First Lien Second Incremental Term Facility”) and (y) a second lien credit facility in an aggregate principal amount of $40 million (or such lesser amount as the Borrower may request) under an increase of the existing tranche of second lien term loans, which increase shall constitute Incremental Term Loans (as defined in the Second Lien Credit Agreement) under Section 2.20 of the Second Lien Credit Agreement (the “Second Lien Second Incremental Term Facility” and, together with the First Lien Second Incremental Term Facility, the “Second Incremental Term Facilities”). You have further advised us that the proceeds of the Second Incremental Term Facilities shall be used to (a) finance a portion of the Acquisition and (b) pay the fees and expenses associated with the Transactions (as defined below). Any amendments to the Loan Documents (as defined in the Credit Agreements) in respect of the Second Incremental Term Facilities are hereinafter referred to as the “Second Incremental Amendment Documents”.

The Acquisition, the entering into and borrowings under each of the Second Incremental Term Facilities by the parties described herein and the other transactions contemplated hereby to be entered into and consummated in connection with the Acquisition are herein referred to as the “Transactions.”

Accordingly, based upon the foregoing and subject to the terms set forth below and subject solely to the conditions set forth in the Term Sheets (as defined below) under “Conditions Precedent to Borrowing,” the Commitment Parties are pleased to provide their commitments as follows:

1. Commitment. In connection with the Transactions, Royal Bank, CS, and the Guggenheim Commitment Parties (collectively, the “Initial Senior Lenders”) are pleased to inform you of their several, but not joint, commitments as follows: (a) Royal Bank commits to provide (i) 45% of the First Lien Second Incremental Term Facility and (ii) 45% of the Second Lien Second Incremental Term Facility, (b) CS commits to provide (i) 30% of the First Lien Second Incremental Term Facility and (ii) 30% of the Second Lien Second Incremental Term Facility, (c) Verger commits to provide (i) 0.31818% of the First Lien Second Incremental Term Facility and (ii) 0.50% of the Second Lien Second Incremental Term Facility, (d) HCA commits to provide (i) 2.50% of the First Lien Second Incremental Term Facility and (ii) 2.50% of the Second Lien Second Incremental Term Facility, (e) GPDFNI commits to provide (i) 10.68182% of the First Lien Second Incremental Term Facility and (ii) 10.6250% of the Second Lien Second Incremental Term Facility, (f) NCZ commits to provide (i) 10.68182% of the First Lien Second Incremental Term Facility and (ii) 10.6250% of the Second Lien Second Incremental Term Facility and (g) Western commits to provide (i) 0.81818% of the First Lien Second Incremental Term Facility and (ii)

0.750% of the Second Lien Second Incremental Term Facility, (which commitments in clauses (a), (b), (c), (d), (e), (f) and (g) above, for the avoidance of doubt, will together comprise 100% of the Second Incremental Term Facilities), in each case, upon the terms expressly set forth in this Commitment Letter (including, without limitation, each of the Exhibits attached hereto, including each of the Summary of Principle Terms and Conditions attached hereto as Exhibits A and B, respectively (each a “Term Sheet”, and collectively, the “Term Sheets”) and the specified closing conditions set forth in Exhibit C hereto) and the closing and funding of the Second Incremental Term Facilities is subject solely to the Exclusive Funding Conditions.

2. Appointment of Roles. You hereby appoint (a) RBCCM, CS Securities and GCF, to act as joint lead arrangers and joint bookrunners for the First Lien Second Incremental Term Facility (in such capacity, the “First Lien Lead Arrangers”) and (b) RBCCM, CS Securities and GCF, to act as joint lead arrangers and joint bookrunners (in such capacity, the “Second Lien Lead Arrangers” and, together with the First Lien Lead Arrangers, the “Senior Lead Arrangers”) for the Second Lien Second Incremental Term Facility. It is further agreed that Royal Bank and RBCCM will have “left” placement on any marketing materials or other documentation used in connection with any of the Second Incremental Term Facilities and will have the rights and responsibilities customarily associated with such name placement. You agree that no other agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that compensation expressly contemplated by this Commitment Letter or the Fee Letters referred to below) will be paid in connection with the Second Incremental Term Facilities unless you and we shall so agree.

3. Syndication. The Senior Lead Arrangers (other than GCF) intend to commence syndication of the Second Incremental Term Facilities promptly following your execution and delivery of this Commitment Letter to Existing Lenders and prospective incremental lenders reasonably acceptable to you; provided that the Senior Lead Arrangers will not syndicate to (a) those persons that are competitors of you, your subsidiaries, the Target and its subsidiaries or Vista Equity Partners, LLC (the “Sponsor”) or affiliates of any such competitors (other than Bona Fide Debt Funds (as defined below)) or (b) those banks, financial institutions and other persons separately identified by you or the Sponsor to us in writing (other than Bona Fide Debt Funds), in each case, on or prior to the commencement of general syndication (such persons or entities in clause (a) or (b), collectively the “Disqualified Institutions”); provided that (i) clause (a) shall include additional competitors and affiliates of competitors from time to time and (ii) clause (a) and (b) shall include any other person or entity that becomes a subsidiary or affiliate of a person or entity covered thereby as a result of a merger, acquisition, investment, joint venture or other business combination to the extent reasonably known. For purposes of the foregoing, a “Bona Fide Debt Fund” means any debt fund affiliate of such entities mentioned in clauses (a) or (b) of the immediately preceding sentence that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, notes, bonds and similar extensions of credit or securities in the ordinary course of its business and whose managers are not involved with the investments of such competitor or affiliate. Notwithstanding any other provision of this Commitment Letter to the contrary and notwithstanding any assignment by the Initial Senior Lenders, (a) the Initial Senior Lenders shall not be relieved or novated from their obligations hereunder (including their obligation to fund the Second Incremental Term Facilities on the Funding Date) in connection with any syndication, assignment or participation of the Second Incremental Term Facilities, including its commitments in respect thereof, until the initial funding of the Second Incremental Term Facilities on the Funding Date, (b) no assignment or novation shall become effective with respect to all or any portion of each Initial Senior Lender’s commitments in respect of the Second Incremental Term Facilities until the initial funding of the Second Incremental Term Facilities on the Funding Date and (c) each Initial Senior Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Second Incremental Term Facilities, including all rights with respect to consents, modifications, supplements and amendments, until the Funding Date has occurred. Until the earlier to occur of (a) a Successful Syndication

(as defined in the RBC/CS Fee Letter (as defined below) and (b) 30 days following the funding of each of the Second Incremental Term Facilities (the “Syndication Period”), you agree to use commercially reasonable efforts during the Syndication Period to assist (and to use commercially reasonable efforts to cause the Target, to the extent not in contravention of the terms of the Acquisition Agreement as in effect on the date hereof, to assist) such Senior Lead Arrangers (other than GCF) in forming a syndicate for each of the Second Incremental Term Facilities reasonably acceptable to the Senior Lead Arrangers (other than GCF) and you. Such syndication will be accomplished by a variety of means, including direct contact during the syndication for the Second Incremental Term Facilities between senior management and advisors of the Borrowers and the Sponsor and the Existing Lenders and prospective incremental lenders and using your commercially reasonable efforts to ensure that the syndication efforts benefit from your existing banking relationships and the existing lending and investment banking relationships of the Sponsor. To assist the Senior Lead Arrangers (other than GCF) in their syndication efforts, you hereby agree during the Syndication Period (a) to assist in the preparation of a customary Confidential Information Memorandum for the Second Incremental Term Facilities (any such memorandum, a “Confidential Information Memorandum”) and other customary and reasonably available marketing materials reasonably deemed necessary by the Senior Lead Arrangers (other than GCF) to be used in connection with the syndication, including by using commercially reasonable efforts to provide information reasonably requested in connection with such Confidential Information Memorandum no less than 15 business days prior to the Closing Date, (b) upon reasonable advance notice to make available your senior officers and representatives, to make telephonic or in-person presentations regarding the business and prospects of the Borrowers and their subsidiaries and/or the Target and its subsidiaries at one or more meetings of Existing Lenders and proposed incremental lenders at such reasonable times and in such reasonable places (as the case may be) to be mutually agreed upon and (c) to use commercially reasonable efforts to update, the public corporate/family ratings, as applicable, for the Borrowers, and the public ratings for each of the term loan facilities under the Credit Agreements, from each of Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc. (in each case, taking into account the Transactions) and participate in a customary manner in the process of securing such updated ratings (but not a specific rating). Notwithstanding the foregoing in this Section 3 and our right to syndicate our commitment hereunder, it is agreed that the success of any syndication of and receipt of commitments in respect of all or any portion of our commitments hereunder prior to the funding of the Second Incremental Term Facilities shall not be a condition to our commitments hereunder.

You shall use commercially reasonable efforts to ensure that, until the end of the Syndication Period, there shall be no other issues of competing debt securities or commercial bank or other credit facilities of Initial Borrower and its subsidiaries and the Target and its subsidiaries being offered, placed or arranged (other than (1) indebtedness permitted to remain outstanding under the Acquisition Agreement, (3) capital leases, purchase money debt and intercompany debt, (4) foreign working capital lines and (5) deferred payments and compensation under the Acquisition Agreement (collectively, the “Permitted Surviving Indebtedness”)) which would have a materially adverse impact on the primary syndication of the Second Incremental Term Facilities.

Subject to the terms hereof and limitations and your consent rights set forth herein, the Senior Lead Arrangers (other than GCF) will lead the syndication and will manage, in consultation with you, all aspects of the syndication, including, without limitation, selection of lenders, determination of when the Senior Lead Arrangers will approach potential lenders and the time of acceptance of the lenders’ commitments, any naming rights, the final allocations of the commitments among the lenders and the amount and distribution of fees among the lenders.

You acknowledge that (a) the Senior Lead Arrangers (other than GCF) on your behalf will make available Information (as defined below), projections and other customary offering and marketing materials and presentations, to the proposed syndicate of Lenders by posting the information package and presentation on IntraLinks, SyndTrak Online or another similar electronic system or by electronic mail and (b) certain prospective Lenders may be “public side” Lenders (i.e., Lenders that have personnel that do not wish to receive material non-public information (within the meaning of the United States Federal securities laws, “MNPI”) with respect to you, the Target, your and its subsidiaries, the respective securities of any of the foregoing or the Acquisition and who may be engaged in investment and other market-related activities with respect to such entities’ securities). At the reasonable request of the Senior Lead Arrangers (other than GCF), you agree to assist in the prompt preparation of the confidential information memorandum to be used in connection with the syndication of the Second Incremental Term Facilities consisting exclusively of information and documentation with respect to you, the Target, the securities of you and the Target and the Acquisition that is not MNPI with respect to you, the Target, your or their respective affiliates, the Acquisition or any of your or their respective securities for purposes of United States Federal and state securities laws (all such information and documentation being “Public Lender Information” and with any information and documentation that is not Public Lender Information being referred to herein as “Private Lender Information”). It is understood that in connection with your assistance described above, customary authorization letters executed by you will be included in any information package and presentation whereby you authorize the distribution of such information to prospective Lenders, containing a representation by you to the Senior Lead Arrangers (other than GCF) and such prospective Lenders that the Public Lender Information does not include MNPI about you, the Target, your or its subsidiaries or securities, and will contain customary language exculpating us, our affiliates, you, the Sponsor, the Target, and your and their affiliates with respect to any liability related to the use of the contents of such Public Lender Information or any marketing material by the recipients thereof in violation of applicable securities laws. You acknowledge and agree that the following documents may be distributed to potential Lenders wishing to receive only the Public Lender Information (unless you promptly notify us otherwise and provided that you have been given a reasonable opportunity to review such documents): (a) drafts and final definitive documentation with respect to the Second Incremental Term Facilities (excluding schedules thereof and any fee letters); (b) administrative materials prepared by the Senior Lead Arrangers (other than GCF) for prospective Lenders (such as a Lender meeting invitation, allocations and funding and closing memoranda); and (c) notification of changes in the terms of the Second Incremental Term Facilities (other than any terms in either Fee Letter or any other fee letter). You also agree to identify that portion of any other Information (as defined below) as relating to you and your subsidiaries, or the Target and their subsidiaries (the “Borrower Materials”) to be distributed to “public side” Lenders and that you will clearly and conspicuously mark such materials “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof. By marking Borrower Materials “PUBLIC”, you shall be deemed to have authorized the Senior Lead Arrangers and the proposed Lenders to treat such Borrower Materials as not containing any MNPI with respect to you, the Target or your or its securities (it being understood that you shall not be under any obligation to mark the Information “PUBLIC”). You agree that, unless expressly identified as Public Lender Information, each document to be disseminated by the Senior Lead Arrangers (or any Administrative Agent) to any Lender in connection with the Second Incremental Term Facilities will be deemed to contain Private Lender Information.

4. Fees. As consideration for and a condition precedent to our commitments hereunder and our undertakings to arrange, manage, structure and syndicate the Second Incremental Term Facilities, in the event that the funding of the Second Incremental Term Facilities occurs, you agree to pay to us the fees, as and when due and payable as set forth in the Term Sheets and in (i) the separate fee and closing payments letter dated the date hereof and delivered herewith (the “RBC/CS Fee Letter”) by and among you, Royal Bank, RBCCM and Credit Suisse and (ii) the separate fee and closing payments letter dated the date hereof and delivered herewith (the “Guggenheim Fee Letter” and together with the RBC/CS Fee Letter, each a “Fee Letter” and collectively the “Fee Letters”) by and among you, GCF and the other Guggenheim Commitment Parties.

5. Information. You hereby represent and warrant (with respect to the Target and its subsidiaries, to your knowledge) that (a) all written information, other than the projections, budgets, estimates and other forward looking statements and information of a general economic or industry nature (the “Information”) that has been or will be made available to us by or on behalf of you or any of your representatives or affiliates in connection with the Transactions, when taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, as the case may be, taken as a whole, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made after giving effect to all supplements you provide from time to time in accordance with the second to the last sentence of this paragraph 5 and (b) the projections that have been made or will be made available to us by or on behalf of you and that have been or will be made available to us or any Lender by you in connection with the Transactions have been or will be, as the case may be, prepared in good faith based upon assumptions believed by you to be reasonable at the time so made available (it being understood that such projections are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond your control, and that actual results during the period or periods covered by such projections may differ significantly from the projected results and that no assurance can be given that the projected results will be realized). You agree to supplement the Information and the projections from time to time until the later of the Funding Date and the end of the Syndication Period so that (with respect to the Target and its subsidiaries, to your knowledge) the representation and covenant in the preceding sentence each remains correct, in all material respects. The accuracy of the foregoing representations and warranties, whether or not cured, shall not be a condition to the obligations of any of the Commitment Parties hereunder unless the inaccuracy results in an express condition hereunder otherwise not having been satisfied. In arranging the Second Incremental Term Facilities, including the syndications of the Second Incremental Term Facilities, we will be entitled to use and rely primarily on the Information and the projections without responsibility for independent verification thereof and we do not assume responsibility for the accuracy or completeness of the Information or the projections.

6. Conditions.

Notwithstanding anything in this Commitment Letter, either Fee Letter, the Credit Agreements, the other Loan Documents or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, (A) each of the commitments of the Initial Senior Lenders hereunder and the Senior Lead Arrangers’ agreements to perform the services described herein are subject only to the conditions expressly set forth in each of the Term Sheets under the heading “Conditions Precedent to Borrowing” and in Exhibit C hereto (collectively, the “Exclusive Funding Conditions”) and (B) the only conditions (express or implied) to the availability of the Second Incremental Term Facilities on the Funding Date are the Exclusive Funding Conditions.

Notwithstanding anything in this Commitment Letter, either Fee Letter, the Credit Agreements, the other Loan Documents or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, (a) the only representations and warranties, the accuracy of which shall be a condition to availability of the Second Incremental Term Facilities on the Funding Date, shall be (i) such of the representations and warranties made by or with respect to the Target and its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you or your applicable affiliates have the right (determined without regard to any notice requirement) to terminate your (or their) obligations under the Acquisition Agreement or decline to consummate the Acquisition as a result of a breach of such representations and warranties in the Acquisition Agreement (the “Specified Acquisition Agreement Representations”) and (ii) the Specified Representations (as defined below) (the representations and warranties described in clauses (i) and (ii) being the “Closing Date Representations”), and (b) the terms of the Second Incremental Amendment Documents shall be in a form such that they do not impair the availability of the Second Incremental Term

Facilities on the Funding Date if the conditions expressly set forth in this Commitment Letter are satisfied (or waived), it being understood that, to the extent any lien search or Collateral (as defined in each Credit Agreement) (including the creation or perfection of any security interest) is not or cannot be provided on the Funding Date (other than (w) the execution and delivery of a joinder to each Security Agreement (as defined in each Credit Agreement), (x) the pledge and perfection of Collateral with respect to which a lien may be perfected by the filing of financing statements under the Uniform Commercial Code (“UCC”), (y) the delivery of stock certificates and stock powers for such equity interests that are “certificated securities” (as defined in Article 8 of the Uniform Commercial Code) of the Target and domestic subsidiaries of the Target that are part of the Collateral and (z) the delivery of completed intellectual property security agreements for intellectual property of the Target and each of its subsidiaries which are required to become a Guarantor (as defined in each of the Credit Agreements) for which an application has been filed with the United Stated Patent and Trademark Office or the United States Copyright Office (other than “intent to use” trademark applications)) after your use of commercially reasonable efforts to do so without undue burden or expense, then the provision and/or perfection, as applicable, of any such lien search and/or security interest in such Collateral shall not constitute a condition precedent to the availability of the Second Incremental Term Facilities, but shall instead be provided within ninety (90) days after the Funding Date, subject to such extensions as are reasonably agreed by the Administrative Agent, pursuant to arrangements to be mutually agreed by the parties hereto acting reasonably. “Specified Representations” means the representations in the Credit Agreements relating to corporate or other organizational existence, organizational power and authority of the Borrower and the Guarantors (as they relate to due authorization, execution, delivery and performance of the Loan Documents); due authorization, execution, delivery and enforceability, in each case relating to the entering into and performance of such Loan Documents; solvency as of the Funding Date (after giving effect to the Transactions) of Holdings and its restricted subsidiaries on a consolidated basis (in form and scope consistent with the solvency certificate to be delivered pursuant to paragraph 1 of Exhibit C hereto); no conflicts of the Loan Documents with charter documents; Federal Reserve margin regulations; the Investment Company Act; OFAC; FCPA, PATRIOT Act; use of proceeds; and the creation, perfection and priority of the security interests (subject to customary permitted liens to be agreed) and subject in all respects to the foregoing provisions of this paragraph. This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provision”.

7. Expenses. In the event that the funding of the Second Incremental Term Facilities occurs, you agree to pay or reimburse the Senior Lead Arrangers for all reasonable and documented costs and expenses incurred by them or their affiliates in connection with the Second Incremental Term Facilities and the preparation, negotiation, execution and delivery of this Commitment Letter and Fee Letters, the Second Incremental Amendment Documents and any security arrangements in connection therewith, including the reasonable and properly documented fees and out-of-pocket disbursements of Paul Hastings LLP. You further agree to pay all reasonable and documented costs and expenses of the Senior Lead Arrangers and its affiliates incurred in connection with enforcement of any of its rights and remedies hereunder.

8. Indemnification. You agree to indemnify and hold harmless the Senior Lead Arrangers and our affiliates and our and their officers, directors, employees, agents and controlling persons (the Senior Lead Arrangers and each such other person being an “Indemnified Person”; and such affiliates, officers, directors, employees, agents and controlling persons of any such Indemnified Person are referred to herein as its “related parties”), from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, either Fee Letter, the Term Sheets, the Transactions, the Second Incremental Term Facilities, the use of proceeds thereof or any claim, litigation, investigation or proceeding (any of the foregoing, a “Proceeding”) relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto or whether a Proceeding is brought by a third party or by you or any of your equity holders, creditors or affiliates, and to reimburse each such

Indemnified Person within 30 days of receipt of reasonably detailed invoice for any reasonable legal or other out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing; it being understood and agreed that you shall not be required to reimburse legal fees or expenses of more than one counsel (and, if reasonably necessary, one firm of local counsel in each relevant jurisdiction) or more than one other advisor to all Indemnified Persons, taken as a whole (other than such additional counsel as may be appointed in the event of a conflict of interest); provided that the foregoing indemnity and expense reimbursement will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent (x) they have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of its related parties (in each case, as determined by a court of competent jurisdiction in a final and non-appealable decision), (y) they have resulted from a material breach of the obligations of such Indemnified Person or any of such Indemnified Person’s affiliates under this Commitment Letter, the Term Sheets, either Fee Letter or the Second Incremental Amendment Documents (as determined by a court of competent jurisdiction in a final and non-appealable decision) when neither you nor any of your affiliates have breached your obligations hereunder or thereunder in any material respect, or (z) they relate to any dispute solely among any Indemnified Persons to the extent such dispute does not arise from any act or omission of you, the Target or any of your or its respective affiliates (other than claims against an Indemnified Person acting in its capacity as an agent or arranger or similar role under the Credit Agreements or the Second Incremental Amendment Documents). Notwithstanding any other provision of this Commitment Letter, no Indemnified Person nor you or any of your affiliates shall be liable for (i) any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent such damages have resulted from the willful misconduct, bad faith or gross negligence of any Indemnified Person or any of its related parties or you or any of your affiliates (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (ii) any special, indirect, consequential or punitive damages in connection with this Commitment Letter, either Fee Letter, the Term Sheets, the Transactions, the Second Incremental Term Facilities or any Proceeding (including, but not limited to any loss of profits, business or anticipated savings); provided that nothing in this sentence shall limit your indemnification and reimbursement obligations to the extent expressly set forth herein. You shall not be liable for any settlement of any Proceeding effected without your written consent (which consent shall not be unreasonably withheld or delayed), but if settled with your written consent, or if there is a final judgment for the plaintiff against an indemnified person in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person to the extent and in the manner set forth above. You shall not, without the prior written consent of an Indemnified Person (which consent shall not be unreasonably withheld or conditioned or delayed), effect any settlement of any pending or threatened Proceeding against an Indemnified Person in respect of which indemnity could have been sought hereunder by such Indemnified Person unless (a) such settlement includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such Proceeding and (b) such settlement does not include any statement as to any admission of fault, culpability or a failure to act by or on behalf of such Indemnified Person.

9. Confidentiality. This Commitment Letter and each Fee Letter, in each case, is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letters nor any of their respective terms shall be disclosed, to any other person except (a) the Sponsor, the Borrowers and your and its respective officers, directors (or comparable person), employees, affiliates, attorneys, accountants, agents and advisors on a confidential and need to know basis, (b) the Target and its employees, attorneys, accountants, agents and advisors on a confidential and need to know basis (provided that any disclosure of the Fee Letters or their terms or substance to the Target under this clause (b) shall be, prior to the consummation of the Acquisition, redacted in respect of (x) the amounts, percentages and basis points of compensation set forth therein and (y) the “market flex” provisions in the RBC/CS Fee Letter relating to the pricing and other economic terms of the Second Incremental Term Facilities, in a manner reasonably approved by us), (c) in any legal, judicial or administrative proceeding or as otherwise required by applicable law, rule or regulation (including, the Commitment Letter (but not the Fee Letter, other than the aggregate fee amount, unless required by the Securities and Exchange Commission, in which case you shall provide only a version redacted in a customary manner after review by counsel to the Commitment Parties, unless an unredacted version is specifically requested or required by the Securities and Exchange Commission, in which case an unredacted version may be provided), without limitation, any applicable rules of any national securities exchange and/or applicable federal securities laws in connection with any Securities and Exchange Commission filings relating to the Acquisition) or as requested by a governmental authority (in which case you agree, to the extent permitted by law, rule or regulation, to inform us promptly thereof) (d) in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter and the Fee Letters, (e) the Term Sheet and Exhibit C hereto (but not the Fee Letters or the contents thereof other than the existence thereof and the aggregate amount of fees paid or payable thereunder as part of projections, pro forma information and a generic disclosure of aggregate sources and uses) may be disclosed to potential Lenders and to any rating agency in connection with the Acquisition, and (f) the aggregate fee amounts paid or payable under the Fee Letters may be disclosed in financial statements. The foregoing restrictions shall cease to apply after the definitive documentation shall have been executed and delivered by the parties hereto (other than with respect to any economics referenced in paragraph 1 of either Fee Letter).

You acknowledge that the Commitment Parties and their respective affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. None of the Commitment Parties nor any of their affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or any of its other relationships with you in connection with the performance by them and their affiliates of services for other companies, and none of the Commitment Parties nor any of their affiliates will furnish any such information to other companies. By the same token, we will not make available to you confidential information that we have obtained or may obtain from any other customer. You also acknowledge that none of the Commitment Parties nor any of their affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, the Target or your or its subsidiaries or affiliates, confidential information obtained by the Commitment Parties or any of their affiliates from other companies. You hereby acknowledge and agree that in connection with all aspects of the Transactions, you and Commitment Parties and any of their affiliates through which the Commitment Parties may be acting (each a “Transaction Affiliate”) have an arm’s length business relationship that creates no fiduciary duty on the part of the Commitment Parties or any Transaction Affiliate and each expressly disclaims any fiduciary relationship. The Commitment Parties have not provided any legal, accounting, financial advisory, regulatory or tax advice with respect to the Transactions and the other transactions contemplated by this Commitment Letter and the Term Sheets and you have consulted with your own legal, accounting, financial advisory, regulatory and tax advisors to the extent you have deemed it appropriate to do so.

10. Termination. Our commitments and undertakings hereunder shall terminate in their entirety automatically without further notice or action by us on the earliest of (a) January 26, 2015 if the Second Incremental Amendment Documents are not executed and delivered by the Borrowers and the Lenders providing the Second Incremental Term Facilities by such date, (b) the date of execution and delivery of the Second Incremental Amendment Documents by the Borrowers and the Lenders providing the Second Incremental Term Facilities and the initial funding of the loans thereunder and (c) the date the Acquisition Agreement terminates or expires or if the Acquisition is abandoned.

The indemnification, syndication, jurisdiction, governing law, service of process, venue, waiver of jury trial, sharing of information, no agency or duty and confidentiality provisions contained herein shall remain in full force and effect regardless of whether the Second Incremental Amendment Documents shall be executed and delivered and notwithstanding the termination of this Commitment Letter or any commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to (a) assistance to be provided in connection with the syndication of the Second Incremental Term Facilities, (b) confidentiality with respect to the Fee Letters and (c) your understandings and agreements regarding no agency or fiduciary duty) shall automatically terminate and be superseded by the provisions of the Second Incremental Amendment Documents and the Credit Agreements governing such matters, if any, upon the execution and delivery thereof, and you shall automatically be released from all liability hereunder in connection therewith at such time.

11. Assignment; etc. This Commitment Letter and our commitments and undertakings hereunder shall not be assignable by any party hereto without the prior written consent of each other party hereto, and any attempted assignment shall be void and of no effect. In no event shall the Commitment Parties be released from their obligations under any portion of this Commitment Letter so assigned. This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the Indemnified Persons, except that the Commitment Parties may perform the duties and activities described hereunder through any of its affiliates and the provisions of the third preceding paragraph shall apply with equal force and effect to any of such affiliates so performing any such duties or activities.

12. Governing Law; Waiver of Jury Trial; etc. This Commitment Letter and the Fee Letters shall be governed by and construed in accordance with the laws of the State of New York; and together constitute the entire agreement between the parties relating to the subject matter hereof and thereof and supersede any previous agreement, written or oral, between the parties with respect to the subject matter hereof and thereof; provided, however, that (a) the laws of the State of Minnesota shall govern in determining whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement and (b)(i) the determination of the accuracy of any Specified Acquisition Agreement Representations and (ii) the interpretation of the definition of Company Material Adverse Effect and the determination as to whether a Company Material Adverse Effect has occurred, in each case, for purposes of the condition described in paragraphs 4 and 7 of Exhibit C hereto, shall be construed and interpreted in accordance with, the laws of the State of Delaware (in each case, without regard to the principles of conflicts of laws thereof, to the extent that the same are not mandatorily applicable by statute and would require or permit the application of the law of another jurisdiction). Each of the parties hereto waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of this Commitment Letter, either Fee Letter each element of the Transactions or the performance by us or any of our affiliates of the services contemplated hereby. In addition, with respect to any action or proceeding arising out of or relating to this Commitment Letter, either Fee Letter or the Transactions or the performance of any of the parties hereunder, each of the parties hereto hereby irrevocably (a) submit to the exclusive jurisdiction of any New York State or Federal court sitting in New York, New York; (b) agree that all claims with respect to such action or proceeding may be heard and determined in such New York State or Federal court; (c) waive the defense of any inconvenient forum to such New York State or Federal court; (d) agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in another jurisdiction by suit on the judgment or in any other manner provided by law; (e) to the extent that you or your properties or assets have or hereafter may have acquired or be entitled to immunity (sovereign or otherwise) from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution of a judgment or from execution of a judgment or otherwise), for yourself or your properties or assets, agree not to claim any such immunity and waive such immunity; and (f) consent to service of process by mailing or delivering a copy of such process to you at your address set forth on the first page of this letter and agree that such service shall be effective when sent or delivered.

13. Amendments; Counterparts; etc. No amendment or waiver of any provision hereof or of the Term Sheets shall be effective unless in writing and signed by the parties hereto and then only in the specific instance and for the specific purpose for which given. This Commitment Letter, the Term Sheets and the Fee Letters are the only agreements between the parties hereto with respect to the matters contemplated hereby and thereby and set forth the entire understanding of the parties with respect thereto. This Commitment Letter may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission (or in “pdf” or similar format by electronic mail) shall be effective as delivery of a manually executed counterpart of this Commitment Letter.

14. PATRIOT Act Notification. We hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (as the same may be extended and in effect from time to time, the “PATRIOT Act”), each of the Commitment Parties is required to obtain, verify and record information that identifies the Borrowers and each guarantor, which information includes the name, address, tax identification number and other information that will allow the Commitment Parties to identify the Borrowers and each guarantor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to the Commitment Parties and each Lender. You hereby acknowledge and agree that the Commitment Parties shall be permitted to share any or all such information with the Lenders.

If the foregoing proposal is acceptable to you, please so confirm by signing and returning to us the duplicate copy of this Commitment Letter and the Fee Letters enclosed herewith. Unless we receive your executed duplicate copies hereof and thereof by 11:59 p.m., New York City time, on or prior to September 2, 2014, our commitments and undertakings hereunder will automatically expire at such time without further action or notice.

[Signature Pages Follow]

We are pleased to have this opportunity and we look forward to working with you on this transaction.

Very truly yours,

ROYAL BANK OF CANADA

By:	/s/ James S. Wolfe
Name: James S. Wolfe
Title: Managing Director

[Project XRAY–Commitment Letter Signature Page]

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Thomas Davidov
Name: Thomas Davidov
Title: Managing Director

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:	/s/ Bill O’Daly
Name: Bill O’Daly
Title: Authorized Signatory

By:	/s/ Stanley Tran
Name: Stanley Tran
Title: Authorized Signatory

[Project XRAY–Commitment Letter Signature Page]

GUGGENHEIM CORPORATE FUNDING, LLC

By	/s/ Benjamin A. Goodman
Name: Benjamin A. Goodman
Title: Attorney-In-Fact

NZC GUGGENHEIM FUND LLC

By:	Guggenheim Partners Investment Management, LLC, as investment advisor

By	/s/ William R. Hagner
Name: William R. Hagner
Title: Attorney-In-Fact

GUGGENHEIM PRIVATE DEBT FUND NOTE ISSUER, LLC

By:	Guggenheim Partners Investment Management, LLC, as investment advisor

By	/s/ William R. Hagner
Name: William R. Hagner
Title: Attorney-In-Fact

WESTERN REGIONAL INSURANCE COMPANY, INC.

By	/s/ William R. Hagner
Name: William R. Hagner
Title: Attorney-In-Fact

[Project XRAY–Commitment Letter Signature Page]

VERGER CAPITAL FUND LLC

By	/s/ William R. Hagner
Name: William R. Hagner
Title: Attorney-In-Fact

HCA INC. MASTER RETIREMENT TRUST

By	/s/ William R. Hagner
Name: William R. Hagner
Title: Attorney-In-Fact

[Project XRAY–Commitment Letter Signature Page]

Accepted and agreed to as of
the date first written above:

OMNITRACS, LLC

By:	/s/ Jordan Copland
Name: Jordan Copland
Title: Chief Financial Officer

[Signature Page to Commitment Letter]

CONFIDENTIAL	EXHIBIT A

$110 Million First Lien Second Incremental Term Facility

Summary of Principal Terms and Conditions

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter to which this Exhibit A is attached or, as applicable, in the First Lien Credit Agreement.

Borrowers & Guarantors:	Same as provided under the First Lien Credit Agreement.

First Lien Lead Arrangers:	RBCCM, CS Securities, and GCF (in such capacity, the “First Lien Lead Arrangers,” and together with the Second Lien Lead Arrangers (as defined in Exhibit B attached to the Commitment Letter), collectively, the “Senior Lead Arrangers”).

First Lien Administrative Agent and First Lien Collateral Agent:	Royal Bank, as sole administrative agent and sole collateral agent under the First Lien Credit Agreement, will act as the sole administrative agent and sole collateral agent (in such capacities, the “Administrative Agent” or the “First Lien Administrative Agent”) for the First Lien Lenders.

Transactions:	As described in the Commitment Letter.

Lenders:	A syndicate of banks, financial institutions and other entities, including the Initial Senior Lenders, arranged by the Commitment Parties (excluding any Disqualified Institutions) and reasonably acceptable to the Borrowers (collectively, the “First Lien Lenders,” and together with the Second Lien Lenders (as defined in Exhibit B attached to the Commitment Letter), collectively, the “Lenders”); provided, that nothing herein shall affect the consent rights of the Borrowers set forth below under the heading “Assignments and Participations.”

Funding Date:	The date that the initial loans are made under the First Lien Second Incremental Term Facility (the “Funding Date”).

First Lien Incremental Term Facility:	First lien term loan facility in an aggregate principal amount of $110 million or such lesser amount as the Borrower may request (the “First Lien Second Incremental Term Facility”).

Loans under the First Lien Second Incremental Term Facility (the “First Lien Incremental Term Loans”) shall be made at 99.5% of the principal amount thereof or with additional up-front fees of 0.50% of the principal amount thereof (in each case, exclusive of the rights of the RBC/CS Commitment Parties under the RBC/CS Fee Letter). First Lien Incremental Term Loans will be available to the Borrowers in U.S. dollars. Upon the funding thereof, First Lien Incremental Term Loans shall be added to, and shall constitute Term Loans under the First Lien Credit Agreement.

Commitment Letter-Exhibit A

Purpose:	The proceeds of loans under the First Lien Second Incremental Term Facility (together with the proceeds of the Second Lien Second Incremental Term Facility) will be used to pay a portion of the consideration in connection with the Acquisition and to pay for fees and expenses related to the Transactions (the “Transaction Costs”).

Availability:	The full amount of the First Lien Second Incremental Term Facility must be drawn in a single drawing substantially concurrently with the consummation of the Acquisition. Amounts repaid or prepaid under the First Lien Second Incremental Term Facility may not be reborrowed.

Interest Rates and Fees:	Same as provided under the First Lien Credit Agreement.

Maturity and Amortization:	Same as provided under the First Lien Credit Agreement.

Security and Intercreditor Arrangements:	Same as provided under the First Lien Credit Agreement.

Documentation:	The First Lien Second Incremental Term Facility shall be made effective pursuant to an amendment to the First Lien Credit Agreement and, as appropriate, the other Loan Documents (as defined in the First Lien Credit Agreement) executed by Holdings, the Borrowers, the First Lien Lenders providing the First Lien Second Incremental Term Facility and the Administrative Agent (collectively, the “First Lien Second Incremental Amendment Documents”), and, as provided in the First Lien Credit Agreement, shall not require the consent of any other Lender.

Prepayments:	Same as provided under the First Lien Credit Agreement; provided, however, that the loan call protection set forth in Section 2.10(j) of the First Lien Credit Agreement shall apply to the First Lien Second Incremental Term Facility and the existing Term Loans until the date that is the 6 month anniversary of the Funding Date.

Conditions Precedent to Borrowing:	(a) no Event of Default (as defined in the First Lien Credit Agreement) shall exist on the date of execution of the Acquisition Agreement and, on the Funding Date, no Default or Event of Default (as each such term is defined in the First Lien Credit Agreement) under Section 8.01(a), (b), (g) or (h) of the First Lien Credit Agreement shall have occurred and be continuing or would immediately result from the Acquisition or the funding of the First Lien Incremental Term Loans on the Funding Date; and

(b) the Acquisition shall be consummated substantially concurrently with the initial funding of the First Lien Second Incremental Term Facility.

Commitment Letter-Exhibit A

2

Representations and Warranties;

Covenants and Events of Default:	Same as the provisions of the First Lien Credit Agreement.

Voting:	Same as provided under the First Lien Credit Agreement.

Yield Protection and Increased Costs:	Same as provided under the First Lien Credit Agreement.

Assignments and Participations:	Same as provided under the First Lien Credit Agreement.

Expenses and Indemnification:	The Borrowers shall pay on the Funding Date to the extent invoiced in reasonable detail prior thereto, all reasonable and documented out-of-pocket expenses of the Administrative Agent and the First Lien Lead Arrangers in the preparation, execution, delivery and administration of the First Lien Second Incremental Amendment Documents and any other amendment or waiver with respect thereto, including the reasonable and properly documented fees and out-of-pocket disbursements of Paul Hastings LLP.

The indemnification provisions shall be the same as the provisions of the First Lien Credit Agreement.

Governing Law and Forum:	New York.

Counsel to Administrative Agent and First Lien Lead Arrangers:	Paul Hastings LLP.

Commitment Letter-Exhibit A

3

CONFIDENTIAL	EXHIBIT B

$40 Million Second Lien Second Incremental Term Facility

Summary of Principal Terms and Conditions

Capitalized terms used but not defined in this Exhibit B shall have the meanings set forth in the Commitment Letter to which this Exhibit B is attached or, as applicable, in the Second Lien Credit Agreement.

Borrowers & Guarantors:	Same as provided under the Second Lien Credit Agreement.

Second Lien Lead Arrangers:	RBCCM, CS Securities, and GCF (in such capacity, the “Second Lien Lead Arrangers,” and together with the First Lien Lead Arrangers (as defined in Exhibit A attached to the Commitment Letter), collectively, the “Senior Lead Arrangers”).

Second Lien Administrative Agent and Second Lien Collateral Agent:	Royal Bank, as sole administrative agent and sole collateral agent under the Second Lien Credit Agreement, will act as the sole administrative agent and sole collateral agent (in such capacities, the “Administrative Agent” or the “Second Lien Administrative Agent”) for the Second Lien Lenders.

Transactions:	As described in the Commitment Letter.

Lenders:	A syndicate of banks, financial institutions and other entities, including the Initial Senior Lenders, arranged by the Commitment Parties (excluding any Disqualified Institutions) and reasonably acceptable to the Borrowers (collectively, the “Second Lien Lenders,” and together with the First Lien Lenders (as defined in Exhibit A attached to the Commitment Letter), collectively, the “Lenders”); provided, that nothing herein shall affect the consent rights of the Borrowers set forth below under the heading “Assignments and Participations.”

Funding Date:	The date that the initial loans are made under the Second Lien Second Incremental Term Facility (the “Funding Date”).

Second Lien Incremental Term Facility:	Second lien term loan facility in an aggregate principal amount of $40 million or such lesser amount as the Borrower may request (the “Second Lien Second Incremental Term Facility”).

Loans under the Second Lien Second Incremental Term Facility (the “Second Lien Incremental Term Loans”) shall be made at 99.5% of the principal amount thereof or with additional up-front fees of 0.50% of the principal amount thereof (in each case, exclusive of the rights of the RBC/CS Commitment Parties under the RBC/CS Fee Letter). Second Lien Incremental Term Loans will be available to the Borrowers in U.S. dollars. Upon the funding thereof, Second Lien Incremental Term Loans shall be added to, and shall constitute Term Loans under the Second Lien Credit Agreement.

Commitment Letter-Exhibit B

1

Purpose:	The proceeds of loans under the Second Lien Second Incremental Term Facility (together with the proceeds of the First Lien Second Incremental Term Facility) will be used to pay a portion of the consideration in connection with the Acquisition and to pay for fees and expenses related to the Transactions (the “Transaction Costs”).

Availability:	The full amount of the Second Lien Second Incremental Term Facility must be drawn in a single drawing substantially concurrently with the consummation of the Acquisition. Amounts repaid or prepaid under the Second Lien Second Incremental Term Facility may not be reborrowed.

Interest Rates and Fees:	Same as provided under the Second Lien Credit Agreement.

Maturity:	Same as provided under the Second Lien Credit Agreement.

Security and Intercreditor Arrangements:	Same as provided under the Second Lien Credit Agreement.

Documentation:	The Second Lien Second Incremental Term Facility shall be made effective pursuant to an amendment to the Second Lien Credit Agreement and, as appropriate, the other Loan Documents (as defined in the Second Lien Credit Agreement) executed by Holdings, the Borrowers, the Second Lien Lenders providing the Second Lien Second Incremental Term Facility and the Administrative Agent (collectively, the “Second Lien Second Incremental Amendment Documents”), and, as provided in the Second Lien Credit Agreement, shall not require the consent of any other Lender.

Prepayments:	Same as applicable to the Term Loans under the Second Lien Credit Agreement.

Conditions Precedent to Borrowing:	(a) no Event of Default (as defined in the First Lien Credit Agreement) shall exist on the date of execution of the Acquisition Agreement and, on the Funding Date, no Default or Event of Default (as each such term is defined in the First Lien Credit Agreement) under Section 8.01(a), (b), (g) or (h) of the Second Lien Credit Agreement shall have occurred and be continuing or would immediately result from the Acquisition or the funding of the Incremental Term Loans on the Funding Date; and

(b) the Acquisition shall be consummated substantially concurrently with the initial funding of the Second Lien Second Incremental Term Facility.

Representations and Warranties; Covenants and Events of Default:	Same as the provisions of the Second Lien Credit Agreement.

Commitment Letter-Exhibit B

2

Voting:	Same as applicable to the Term Loans under the Second Lien Credit Agreement.

Yield Protection and Increased Costs:	Same as the provisions of the Second Lien Credit Agreement.

Assignments and Participations:	The Lenders will be permitted to assign loans and commitments on the same terms as applicable to the Term Loans under the Second Lien Credit Agreement.

Expenses and Indemnification:	The Borrowers shall pay on the Funding Date to the extent invoiced in reasonable detail prior thereto, all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Second Lien Lead Arrangers in the preparation, execution, delivery and administration of the Second Lien Second Incremental Amendment Documents and any other amendment or waiver with respect thereto, including the reasonable and properly documented fees and out-of-pocket disbursements of Paul Hastings LLP.

The indemnification provisions shall be the same as the provisions of the Second Lien Credit Agreement.

Governing Law and Forum:	New York.

Counsel to Administrative Agent and Second Lien Lead Arrangers:	Paul Hastings LLP.

Commitment Letter-Exhibit B

3

EXHIBIT C

PROJECT XRAY

Conditions

The availability of the Second Incremental Term Facilities shall be subject to the satisfaction or waiver by the Commitment Parties of only the following conditions (subject to the Certain Funds Provision). Capitalized terms used but not defined in this Exhibit C have the meanings set forth in the letter to which this Exhibit C is attached or in Exhibits A or B thereto.

1.	(i) The Target and each Subsidiary of the Target that is to become a Guarantor (as defined in each Credit Agreement) shall have executed and delivered the Loan Documents to which they are parties (which, for the avoidance of doubt, shall not include control agreements, landlord waivers, insurance deliverables or any mortgages and shall be subject to the Certain Funds Provision), (ii) each of the Loan Parties (as defined in each Credit Agreement) shall have executed and delivered the Second Incremental Amendment Documents to which it is a party and (iii) the Commitment Parties shall have received:

a.	a customary notice of borrowing;

b.	customary closing certificates and domestic legal opinions, domestic organizational charter documents of Target and each Subsidiary of the Target that is to become a Guarantor (as defined in each Credit Agreement) certified by appropriate public officials and resolutions of the Borrowers, Target and each Subsidiary of the Target that is to become a Guarantor consistent with those delivered on the Closing Date (as defined in each Credit Agreement); and

c.	a certificate (substantially in the form of Annex I to this Exhibit C) from the chief financial officer (or other officer with reasonably equivalent duties) of Holdings certifying that Holdings and its subsidiaries, on a consolidated basis immediately after giving effect to the Transactions, are solvent.

2.	On the Funding Date, after giving effect to the Transactions, none of Holdings, the Borrowers or any of their restricted subsidiaries shall have any material third party indebtedness for borrowed money other than the Second Incremental Term Facilities, the existing Senior Credit Facilities and Permitted Surviving Indebtedness.

3.	The Acquisition shall be consummated in all material respects in accordance with the Acquisition Agreement substantially concurrently with the initial funding of the Second Incremental Term Facilities without any material amendment, waiver, modification or consent to the Acquisition Agreement not consented to by the Senior Lead Arrangers (each such consent not to be unreasonably withheld, delayed or conditioned) other than waivers, modifications, consents, or amendments, which would not be (in the aggregate) materially adverse to the interests of the Lenders (in their capacities as such).

4.	Since August 29, 2014, there shall not have occurred a Material Adverse Effect (as defined in the Acquisition Agreement).

5.	So long as requested by the Administrative Agent in writing to you at least ten days prior to the Funding Date, the Administrative Agent shall have received, at least three business days prior to the Funding Date, all documentation and other information with respect to the Target that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.

Commitment Letter-Exhibit C

6.	Payment of all fees and expenses due and payable to the Commitment Parties and the Lenders required to be paid on the Funding Date for which invoices have been received by Holdings at least two business days in advance.

7.	The Specified Acquisition Agreement Representations and Specified Representations shall be true and correct.

8.	Subject to the Certain Funds Provision, with respect to the Second Incremental Term Facilities, all actions necessary to establish that the (x) the First Lien Administrative Agent will have a perfected first priority security interest (subject to liens permitted under the First Lien Credit Agreement) in the Collateral and (y) the Second Lien Administrative Agent will have a perfected second priority (subject only to the first priority security interest granted to the First Lien Administrative Agent under the Loan Documents (as defined in the First Lien Credit Agreement) and other liens permitted under the Second Lien Credit Agreement) security interest in the Collateral, in each case, to the extent such Collateral (including the creation or perfection of any security interest) is required to be provided on the Funding Date.

9.	The Senior Lead Arrangers shall have received copies of (a) the unaudited consolidated balance sheet of Holdings and its Restricted Subsidiaries as of the last day of the fiscal quarter ended June 30, 2014 and the unaudited consolidated statements of income and cash flows of Holdings and its Restricted Subsidiaries for the fiscal quarter ended June 30, 2014 and for the nine month period ended June 30, 2014 (receipt of which by the Senior Lead Arrangers is hereby acknowledged) and (b) if the Funding Date has not occurred prior to November 15, 2014, the unaudited consolidated balance sheet of Holdings and its Restricted Subsidiaries as of the last day of the fiscal quarter ended September 30, 2014 and the unaudited consolidated statements of income and cash flows of Holdings and its Restricted Subsidiaries for the fiscal quarter ended September 30, 2014 and for the twelve month period ended September 30, 2014.

Commitment Letter-Exhibit C

2

Annex I to Exhibit C

FORM OF SOLVENCY CERTIFICATE

[—],

This Solvency Certificate is being executed and delivered pursuant to Section [—] of that certain [—]2 (the “First Lien Credit Agreement”) and Section [—] of that certain [—]3 (the “Second Lien Credit Agreement,” and together with the First Lien Credit Agreement, collectively, the “Credit Agreements,” and each a “Credit Agreement”); the terms defined therein being used herein as therein defined.

I, [—], the [chief financial officer/equivalent officer] of Holdings, solely in such capacity and not in an individual capacity, hereby certify that I am the [chief financial officer/equivalent officer] of Holdings and that I am generally familiar with the businesses and assets of Holdings and its Subsidiaries (taken as a whole), I have made such other investigations and inquiries as I have deemed appropriate and I am duly authorized to execute this Solvency Certificate on behalf of Holdings pursuant to each of the Credit Agreements.

I further certify, solely in my capacity as [chief financial officer/equivalent officer] of Holdings/, and not in my individual capacity, as of the date hereof and after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreements and the Transactions on the date hereof, that, (i) the sum of the debt (including contingent liabilities) of Holdings and its subsidiaries, taken as a whole, does not exceed the present fair saleable value (on a going concern basis) of the assets of Holdings and its subsidiaries, taken as a whole; (ii) the capital of Holdings and its subsidiaries, taken as a whole, is not unreasonably small in relation to the business of Holdings or its subsidiaries, taken as a whole, contemplated as of the date hereof; and (iii) Holdings and its subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debt as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

[Remainder of page intentionally left blank]

[2]	Description of First Lien Credit Agreement to be inserted.
[3]	Description of Second Lien Credit Agreement to be inserted.

Commitment Letter-Exhibit C-I

IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

By:
Name: [—]
Title: [—]

Commitment Letter-Exhibit C-I